EXHIBIT 1

JOINT FILING AGREEMENT

     This Joint Filing Agreement (this “Agreement”) is made and entered into as of March 22, 2002, by and among the undersigned parties.

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock of Magnum Hunter Resources, Inc., a Nevada corporation, and further agree that this Agreement be included as an exhibit to such joint filing (including amendments thereto). Each of the persons named below acknowledges that the information contained in the statement on Schedule 13G (including amendments thereto) respecting such person is complete and accurate in all material respects and that such person does not know and has no reason to believe that the information respecting any other person named below is inaccurate.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Natural Gas Partners V, L.P.		GFW V, L.L.C
By: GFW Energy V, L.P., General Partner
By: GFW V, L.L.C., General Partner		By:	/s/ Kenneth A. Hersh

By:	/s/ Kenneth A. Hersh		Kenneth A. Hersh Authorized Member

Kenneth A. Hersh Authorized Member

G.F.W. ENERGY V, L.P.
By: GFW V, L.L.C., General Partner

By:	/s/ Kenneth A. Hersh

Kenneth A. Hersh Authorized Member